Exhibit 99.5

Second Amendment to the

Sempra Energy Employee and Director Retirement Savings Plan

Sempra Energy, a California corporation (the “Company”), and its direct and indirect subsidiaries maintain the Sempra Energy Employee and Director Retirement Savings Plan (the “Plan”) which is designed to provide supplemental retirement income benefits for certain directors and for a select group of management and highly compensated employees through deferrals of salary and incentive compensation and Company matching contributions.

Pursuant to Section 9.4 of the Plan, the Committee may amend the Plan in whole or in part, provided that no amendment may retroactively reduce any vested amounts allocated to a Participant’s Account.

The Committee deems it to be in the best interest of the Company to amend the Plan to change the Company Matching Contribution from initial investment in the Sempra Energy Stock Fund to a cash contribution which Participants may elect to be invested in any Measurement Fund. Any capitalized terms that are not defined herein shall have the have the same meaning as set forth in the Plan.

The Plan is hereby amended, effective June 29, 2012 as follows:

1. The name of the Plan is changed to “The Sempra Energy Employee and Director Savings Plan” and Section 1.2(ii) of the Plan is hereby amended to read in its entirety as follows:

“(ii) ‘Plan’ shall mean the Sempra Energy Employee and Director Savings Plan as set forth herein as amended from time to time.”

2. Section 3.3(b) of the Plan is hereby amended in its entirety to read as follows:

“(b)	The Company Matching Contribution for a Plan Year shall be credited to a Participant’s Company Matching Account in the manner and form determined by the Committee.”

3. Section 4.2 of the Plan is hereby amended in its entirety to read as follows:

“4.2 Investment Elections.

(a) Executive Officers and Director Participants.

(1) Deferral Accounts. Except as provided in Sections 4.2(a)(2) and 4.3, Participants who are either Executive Officers or Directors may designate how their Deferral Accounts shall be deemed to be invested under the Plan.

(A) Such Participants may make separate investment elections for (I) their future deferrals of Compensation and (II) the existing balances of their Deferral Accounts.

(B) Such Participants may make and change their investment elections by choosing from the Measurement Funds designated by the Committee in accordance with the procedures established by the Committee.

(C) Except as otherwise designated by the Committee, the available Measurement Funds under this Section 4.2(a)(1) shall be the investment funds under the 401(k) Plan (excluding the Stable Value Fund and any brokerage account option). Additionally, for the Deferral Account only, there shall also be a Measurement Fund based on the Moody’s Plus Rate.

(D) If a Participant fails to elect a Measurement Fund under this Section, he shall be deemed to have elected the default Measurement Fund (as designated by the Committee) for all of his Accounts.

(2) Company Matching Account and Certain Deferral Subaccounts. A Participant may direct the investment of the Company Matching Contributions credited to his Company Matching Account into any Measurement Fund, as permitted by the Committee. The deferrals of a Participant’s Restricted Stock Units and Stock Option Gains credited to such Participant’s Deferral Account shall be initially deemed invested in the Sempra Energy Stock Fund; provided, however, such Participant may direct the investment of the balance of his Restricted Stock Unit and Stock Option Gain subaccounts of his Deferral Account into any Measurement Fund, as permitted by the Committee.

(b) Manager Participants.

(1) Deferral Account. Any Participant who is a Manager shall have his Deferral Account invested in the Measurement Fund based on the Moody’s Plus Rate, except as otherwise permitted by the Committee.

(2) Company Matching Account. The Company Matching Contributions credited to a Participant’s Company Matching Account may be invested into any Measurement Fund at the direction of the Participant, as permitted by the Committee.

(c) Continuing Investment Elections. Participants who have had a Retirement or Termination but not yet commenced distributions under Article VII or Participants or Beneficiaries who are receiving installment payments may continue to make investment elections pursuant to subsection (a) and (b) above, as applicable, except as otherwise determined by the Committee.”

4. The Plan, as amended herein, shall remain in full force and effect in accordance with the terms and conditions thereof.

Executed at San Diego, California this 12th day of June, 2012.

SEMPRA ENERGY

By:
Title:
Date:

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